Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(3300 Essex Drive, Richardson, Texas)

SELLER:	3300 ESSEX, L.P., a Texas limited partnership

ADDRESS:	2200 Ross Avenue, Suite 5400

Dallas, Texas 75201

Attention: Robert W. Kennedy

Phone: (214) 267-0416

Fax: (214) 267-0404

E-mail: rkennedy@streamrealty.com

With a copy to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Glenn Koury

Phone: (214) 220-7829

Fax: (214) 999-7829

E-mail: gkoury@velaw.com

PURCHASER:	CARTER/VALIDUS OPERATING PARTNERSHIP, LP,

a Delaware limited partnership

ADDRESS:	4211 W. Boy Scout Boulevard, Suite 500

Tampa, Florida 33607

Attention: John E. Carter

Phone: (813) 263-5312

Fax: (813) 287-0397

E-mail: JCarter@carterusa.com

With a copy to:

GrayRobinson, P.A.

201 North Franklin Street, Suite 2200

Tampa, Florida 33602

Attention: Stephen L. Kussner, Esquire

Telephone: (813) 273-5296

Facsimile: (813) 273-5145

Email: stephen.kussner@gray-robinson.com

With a copy to:

Lisa Drummond

Carter Validus

4211 W. Boy Scout Blvd., Suite 500

Tampa, FL 33607

Telephone: (813) 387-1691

Facsimile: (813) 287-0397

E-mail: LDrummond@carterusa.com

PROPERTY:	See Section 2.

TITLE COMPANY:	REPUBLIC TITLE OF TEXAS, INC.

ADDRESS:	2626 Howell Street, 10th Floor

Dallas, Texas 75204

Attention: C. Richard White

Phone: (214) 855-8868

Fax: (214) 855-8848

E-mail: rwhite@republictitle.com

EFFECTIVE DATE:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature pages of this Agreement.

INSPECTION PERIOD:	The period beginning on the Effective Date and ending at 5:00 p.m., Dallas, Texas time on May 31, 2011.

CLOSING DATE:	June 30, 2011.

PURCHASE PRICE:	$28,940,000.00, to be paid in funds available for immediate value in Seller’s accounts.

EARNEST MONEY:	Initially, the sum of $500,000.00 (such amount, together with interest thereon, is hereinafter sometimes called the “Initial Earnest Money”), to be deposited in accordance with Section 4, which shall be increased by $500,000.00 (such amount, together with interest thereon, is hereinafter sometimes called the “Additional Earnest Money”) to a total of $1,000,000.00 pursuant to Section 4.

1. Defined Terms. The preceding defined terms shall have the meanings set forth above. Other terms defined herein have the meanings so given them. Defined terms are indicated by initial capital letters and have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

2. Sale and Purchase. Seller agrees to sell, and Purchaser agrees to purchase, as provided in this Purchase and Sale Agreement (this “Agreement”) and for the Purchase Price the following described property (collectively, the “Property”):

(a) The tracts or parcels of land located at 3300 Essex Drive, Richardson, Collin County, Texas, as described in Exhibit A, together with all rights and interests appurtenant thereto, including, but not limited to, all of Seller’s right, title, and interest, if any, in and to adjacent streets, alleys, easements, rights-of-way, and any adjacent strips and gores of real estate water rights or similar rights or privileges (the “Land”).

(b) The buildings, structures and other improvements located on the Land but specifically excluding improvements and structures owned by Tenant (as defined below) (the “Improvements”).

(c) All of Seller’s right, title and interest in all tangible personal property and fixtures of any kind, owned by Seller, that are attached to or located on and used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements, if any, but specifically excluding (i) any Tenant Equipment (as defined in the Lease) and any other personal property, installations, equipment or property installed or placed by, for or on behalf of Tenant anywhere on the Property, (ii) any computer software which either is licensed to Seller, or Seller deems proprietary, and (iii) any tangible personal property used by any affiliated or unaffiliated on-site property manager (the “Tangible Personal Property”).

(d) All of Seller’s interest in the Data Center Lease (as amended, the “Lease”) dated January 11, 2011, between Seller as landlord and Catholic Health Initiatives, a Colorado non-profit corporation (“Tenant”), as tenant, including, but not limited to all security deposits, prepaid rents and similar items attributable to periods after Closing.

(e) To the extent assignable, all of Seller’s right, title and interest in and to (i) all contracts or agreements, such as maintenance, service, or utility contracts, relating to the upkeep, repair, maintenance or operation of the Land or Improvements that will remain in existence after Closing (the “Property Agreements”), to the extent Purchaser elects to take assignment thereof by written notice to Seller prior to the end of the Inspection Period, (ii) all warranties and guaranties issued to Seller in connection with the Improvements or Tangible Personal Property, (iii) all governmental licenses, permits, certificates of occupancy and governmental approvals that relate to the Land or Improvements, (iv) all plans and specifications, surveys and engineering reports in Seller’s possession that relate to the Land or Improvements, (v) all trade names and trademarks used in connection with the Land and Improvements, including Seller’s rights and interests, if any, in the name of the Improvements; and (vi) and all of Seller’s right, title and interest in all parking agreements, restrictive covenants, use restrictions or deed restrictions, property owners associations, development and zoning rights, and any declarant rights which are appurtenant to the Land and/or the Improvements (all of the items described in this Section 2(e) are collectively referred to as the “Intangible Personal Property”). Notwithstanding anything herein to the contrary, Tangible Personal Property and Intangible Personal Property shall not include (A) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (B) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (C) any rights or goodwill related to the name “Stream,” “Stream Realty,” “Stream Realty Partners,” “Stream Data Centers” or any derivative or form thereof, or to any mark associated with or material that includes any such name or any derivative or form thereof.

3. Title, Survey and Other Information.

(a) Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser the following information (the “Information”): 1) a copy of the most-current survey of the Land and the Improvements in Seller’s possession, which Purchaser may revise, modify or recertify (the “Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or otherwise satisfy Purchaser’s objectives, 2) copies of all environmental assessments, building plans and specifications, and all engineering, soils, seismic and structural reports regarding the Property that are in Seller’s possession, 3) a copy of the Lease, 4) copies of all Property Agreements in the possession of Seller, 5) copies of all warranties and guaranties issued to Seller in connection with the Property, to the extent in Seller’s possession, 6) copies of all governmental licenses, permits, certificates of occupancy and governmental approvals related to the Property, to the extent in Seller’s possession, 7) a list of any

Tangible Personal Property, and (8) to the extent not reflected in the Title Commitment (as defined below), a copy of any agreements whereby Seller has to grant access to the Property to any third parties.

(b) Within fifteen (15) days after the Effective Date, the Title Company shall deliver to Purchaser a current commitment for title insurance for the Property, addressed to Purchaser, and copies of all exception documents referenced therein (the “Title Commitment”).

(c) Subject to the provisions of Section 14, Purchaser acknowledges that the Information is proprietary and confidential and has been delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Information for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the Information to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby. Purchaser shall not divulge the contents of the Information and other information except in strict accordance with the confidentiality standards set forth in this Section 3(c). In permitting Purchaser to review the Information or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 3(c) shall survive the termination of this Agreement.

4. Earnest Money. Within three (3) Business Days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with the Title Company (herein sometimes also referred to as “Escrow Agent”). If, upon the expiration of the Inspection Period this Agreement is still in force and effect and effect and Purchaser has timely given the Acceptance Notice (as defined below), Purchaser shall, no later than the end of the Inspection Period, deposit the Additional Earnest Money with the Title Company. The Title Company shall hold the Earnest Money in escrow in an interest-bearing account and deliver it in accordance with this Agreement. All interest earned on the Earnest Money shall become part of the Earnest Money. The failure of Purchaser to timely deposit any portion of the Earnest Money within the time required hereby shall be a material default and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately by giving written notice of such termination to Purchaser. The Earnest Money shall be applied as a credit to the Purchase Price at Closing, or if this transaction is not consummated, the Earnest Money shall be disbursed in accordance with the provisions of this Agreement.

5. Inspection Period; Title Review.

(a) During the Inspection Period, Purchaser shall have the right to review and approve all aspects of the Property, including but not limited to inspection of the Property and review of the Information. In the event that Purchaser elects to approve all matters with respect to the Property, Purchaser shall give written notice of such approval to Seller (the “Acceptance Notice”) on or before the end of the Inspection Period. The Acceptance Notice shall affirmatively state that Purchaser has approved all matters with respect to the Property and that Purchaser elects to proceed with the purchase of the Property under this Agreement. If Purchaser fails to timely give the Acceptance Notice to Seller, Purchaser shall conclusively be deemed to have disapproved the Property, in which case this Agreement shall terminate and the Initial Earnest Money shall be promptly returned to Purchaser (with the exception of $100.00, which shall be paid to Seller as independent consideration for Purchaser’s rights under this Section 5(a)), and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. If Purchaser timely gives the Acceptance Notice to Seller, then Purchaser shall be considered to have elected to proceed with the purchase of the Property in accordance with the provisions of this Agreement, and the Inspection Period shall be deemed to have ended upon the giving of the Acceptance Notice.

(b) During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Purchaser shall have the right, prior to the date that is fifteen (15) days before the end of the Inspection Period, to notify Seller and the Title Company in writing of any objections Purchaser has to any matters appearing or referred to in the Title Commitment or Survey (collectively, “Title Objections”). On or before five (5) Business Days after Seller’s receipt of any notice of Title Objections from Purchaser, Seller shall notify Purchaser as to whether Seller shall cause any Title Objections to be removed at no cost or expense to Purchaser. Seller shall have no obligation to cure Title Objections except financing liens, mechanic’s and materialmen’s liens, and tax and assessment liens (other than any such liens for taxes for the year in which Closing occurs) of an ascertainable amount created by, under or through Seller (collectively, “Seller Liens”), which Seller Liens Seller shall cause to be released (or bond or insure around, in the case of any such mechanic’s and materialmen’s liens) at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such Seller Liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). Any failure by Seller to give notice to Purchaser as to whether or not Seller will cure any Title Objections within the five (5) Business Day period referred to above shall be deemed to constitute Seller’s election to not cure such Title Objections. The term “Permitted Exceptions” shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; any Title Objections as to which Seller notified Purchaser that Seller agreed to cure, as provided above, but which have not been cured as of the end of the Inspection Period; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of Tenant under the Lease; and rights of other parties to any Property Agreements not terminated as of Closing.

(c) Purchaser and its agents and representatives may physically inspect the Property during the Inspection Period; provided, that Purchaser shall not be permitted to conduct any intrusive or invasive testing (including, without limitation, any core sampling or Phase II environmental study) without Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion). Prior to performing any inspection or testing, Purchaser shall deliver to Seller a list of contractors who will be performing the inspection or testing, evidence of insurance reasonably satisfactory to Seller, and such other information as Seller may reasonably require in connection with such proposed inspection or testing. Purchaser or Purchaser’s representatives may communicate with Tenant; provided, that Purchaser must notify Seller at least one (1) full Business Days in advance of Purchaser’s intended communication with Tenant and to allow Seller the opportunity to participate in such communication if Seller desires. Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information regarding then-current zoning compliance of the Property and the then-current entitlements with respect to the Property in connection with the transaction contemplated by this Agreement; provided, that Purchaser must contact Seller at least one (1) full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means for the purpose of knowingly subverting the provisions of this Section regarding Purchaser’s obligations to provide Seller with prior notice of such communication and Seller’s ability to participate in such communication.

(d) In conducting any inspections, investigations or tests of the Property and/or Information, Purchaser and its agents and representatives shall: (1) not disturb Tenant or interfere with its use of the Property pursuant to the Lease; (2) not interfere with the operation and maintenance of the Property; (3) not damage any part of the Property or any personal property owned or held by Tenant or any third party; (4) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their agents, guests, invitees, contractors or employees; (5) comply with all applicable laws; (6) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (7) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; and (8) repair any damage to the Property resulting directly or indirectly from any such inspection or tests. Purchaser’s obligations under this Section 5(d) shall survive the termination of this Agreement and shall survive the Closing.

(e) Purchaser shall indemnify defend and hold harmless Seller and its partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates from and against, any liens, claims, losses, costs, liability, expenses or damages arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 5(c) and 5(d) (including damages and claims arising from any acts or omissions of Purchaser’s agents or contractors). If Purchaser terminates this Agreement, Purchaser shall return to Seller all copies of the Information provided by Seller hereunder and any other materials received or prepared by or for Purchaser in connection with the Property. Purchaser’s indemnification obligations under this Section 5(e) shall survive the termination of this Agreement and shall survive the Closing.

(f) Purchaser acknowledges that Purchaser will have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED” except as expressly set forth herein or in the documents executed and delivered by Seller at Closing and except as otherwise provided in this Agreement. Notwithstanding anything contained herein to the contrary, it is understood and agreed that, except as expressly set forth in this Agreement or in the documents executed and delivered by Seller at Closing, Seller and Seller’s agents or employees have not made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to 1) matters of title (other than Seller’s warranty of title set forth in the special warranty deed to be delivered at Closing); 2) environmental matters of any kind relating to the Property or any portion thereof (including the condition of the soil or groundwater beneath the Property); 3) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; 4) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; 5) drainage; 6) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under shoring; 7) zoning to which the Property or any portion thereof may be subject; 8) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; 9) usages of adjoining property; 10) access to the Property or any portion thereof, 11) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; 12) the presence of Hazardous

Materials (defined below) in or on, under or in the vicinity of the Property; 13) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; 14) the existence or non-existence of underground storage tanks; 15) any other matter affecting the stability or integrity of the Property; 16) the potential for further development of the Property; 17) the existence of vested land use, zoning or building entitlements affecting the Property; 18) the merchantability of the Property or fitness of the Property for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller’s or Seller’s agents’ or employees’ skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular-purpose); or 19) tax consequences. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. PURCHASER SHALL RELY ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER’S ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

(g) Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Lease relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Lease relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. Notwithstanding the foregoing, (1) the release and waivers set forth in this Section 5(g) shall not apply to any claims made by third parties (including governmental authorities)

against Purchaser or its successors, assigns, agents or affiliates with respect to Hazardous Materials in, on, under, above, adjacent to or otherwise affecting the Property prior to Closing (except to the extent Purchaser is responsible for same in accordance with Sections 5(c), 5(d) and/or 5(e)hereof), it being agreed that Purchaser is not waiving or releasing but is instead specifically reserving and retaining, all rights of contribution and subrogation with respect to such claims, and (2) nothing in this Section 5(g) shall release Seller from liability for any breach of Seller’s representations and warranties expressly set forth in this Agreement or in any documents executed by Seller and delivered to Purchaser at Closing (subject to the survival limitations and other limitations as set forth in Section 6 hereof).

6. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller has been duly organized and is validly existing as a limited partnership in good standing in the State of Texas. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Seller is not a debtor in any voluntary or involuntary proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, and has not made a general assignment for the benefit of its creditors.

(c) Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

(d) Seller has not received any written notice, and has no actual knowledge, of (i) any pending or threatened litigation against the Property or against Seller arising out of the ownership of the Property, or (ii) any pending or threatened condemnation proceeding that affects the Property.

(e) The copy of the Lease to be delivered to Purchaser pursuant to this Agreement is a true, correct and complete copy of the Lease, including all amendments and modifications thereto. To Seller’s knowledge, the Lease is in full force and effect in accordance with its terms without any monetary default or any material non-monetary default thereunder by Tenant. Seller has not received written notice from Tenant and has no actual knowledge of any default by Seller under the Lease that remains uncured. If the tenant estoppel certificate delivered to Purchaser with respect to the Lease contains any statement of fact, information or other matter that is inconsistent with the matters stated in Seller’s representations in this Section 6(e) and such inconsistency is satisfactory to Purchaser in its sole discretion, or otherwise is expressly permitted by this Agreement, such tenant estoppel certificate shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in such tenant estoppel certificate.

(f) Seller has not received written notice from any governmental or quasi-governmental agency and has no actual knowledge of any delinquent assessments against the Property.

(g) Seller has not received any written notice from any governmental authority and has no actual knowledge that the Property, or any portion thereof, fails to comply in any material respect with any applicable laws, ordinances, regulations, statutes, rules and regulations relating to the ownership or Seller’s development of the Property or any part thereof that has not been corrected, except as may be reflected by the Information.

(h) The Property Agreements delivered to Purchaser pursuant to Section 3(a) hereof. are in full force and effect, and, to Seller’s knowledge, Seller has not received written notice from any other party to such Property Agreements of any default by Seller thereunder that remains uncured.

(i) Except for the Property Agreements and the existing property management agreement between Seller and its property manager, Stream Dallas Office, L.P. (which Seller will terminate effective as of the Closing) or as otherwise disclosed to Purchaser, Seller is not a party to any agreements for services, supplies or materials affecting the use, operation or management of the Property that will bind Purchaser or the Property after Closing. The Property Agreements delivered to Purchaser pursuant to Section 3(a) hereof will be true, complete and correct copies of all such Property Agreements in Seller’s possession.

(j) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(k) Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(l) Seller is authorized to permit the disclosure of all of the SEC Filing Information as defined and described in Section 15.

The representations and warranties set forth in this Section 6 shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious knowledge of Robert W. Kennedy and Paul R. Moser (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other partner, officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Such terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Purchaser shall have the right to bring an action against Seller on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at Closing, but only on the following conditions: (1) Purchaser first learns of any such breach after Closing and gives written notice of such breach to Seller before the end of the Survival Period and files any such action on or before the first day following the second anniversary of the Closing Date, and (2) Purchaser shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Purchaser on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00, in which event the full amount of such claims shall be actionable (but not in excess of the Cap defined below). Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Seller’s liability for the breach of any or all of Seller’s representations or warranties or covenants set forth in this Agreement exceed $750,000.00 (the “Cap”). Seller shall have no liability after Closing for the breach of a representation or warranty or covenant hereunder of which Purchaser had knowledge as of Closing. The provisions of this Section 6 shall survive Closing. Any breach of a representation or warranty that occurs prior to Closing shall constitute the non-satisfaction of the condition precedent set forth in Section 9(a)(1) and shall be governed exclusively by Section 9(b).

7. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser has been duly organized and is validly existing as a limited partnership in good standing in the State of Delaware and, prior to Closing, will be qualified to do business in the State of Texas. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Purchaser is not a debtor in any voluntary or involuntary proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, and has not made a general assignment for the benefit of its creditors.

(c) Purchaser is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and assets of a Plan are not being used to acquire the Property, Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(d) Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Purchaser’s representations and warranties set forth in this Section 7 shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for the Survival Period.

8. Closing; Prorations.

(a) The closing of the sale of the Property (the “Closing”) shall occur at 10:00 a.m. on the Closing Date at the Title Company.

(b) At the Closing, Seller shall deliver in escrow to the Title Company the following:

(1) a special warranty deed in the form of Exhibit B, executed and acknowledge by Seller, conveying indefeasible title to the Property to Purchaser subject to the Permitted Exceptions;

(2) two counterparts of a Bill of Sale, Assignment and Assumption of Contracts (the “Bill of Sale and Assignment”) in the form of Exhibit C, executed by Seller;

(3) a notice to Tenant (“Tenant Notice”) in the form of Exhibit D, executed by Seller;

(4) a certificate in the form of Exhibit E and otherwise complying with the requirements 1445 of the Internal Revenue Code of 1986, executed by Seller;

(5) evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Purchaser and the underwriter for the Title Policy;

(6) The original of the Lease, to the extent not previously delivered to Purchaser; and

(7) Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

(c) At the Closing, Purchaser shall deliver in escrow to the Title Company the following:

(1) the Purchase Price, and the Earnest Money shall be delivered to Seller and credited to the Purchase Price;

(2) two counterparts of the Bill of Sale and Assignment, executed by Purchaser;

(3) the Tenant Notice, executed by Purchaser, and Purchaser shall deliver the Tenant Notice to Tenant immediately after the Closing, which obligation on the part of Purchaser shall survive the Closing;

(4) evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to Seller and the underwriter for the Title Policy; and

(5) Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

(d) Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Premium for standard form Title Policy	Seller
Premium for any upgrade of Title Policy for any endorsements to the Title Policy desired by Purchaser	Purchaser
Any inspection fee charged by the Title Company in connection with issuing the standard form Title Policy, tax certificates, and municipal and utility lien certificates (if any)	Seller

Costs of any new Survey and/or any revisions, modifications or recertifications to Seller’s existing Survey	Purchaser
Costs for UCC Searches	Seller
Recording Fees Recording Fees (other than those for recording the release of any existing mortgages)	Purchaser
Recording fees for the release of any existing mortgages	Seller
Any escrow fee charged by the Title Company for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2
Real Estate Sales Commission to the broker(s) specifically named in Section 17(c)	Seller
Attorneys’ fees for Seller’s attorneys	Seller
Attorneys’ fees for Purchaser’s attorneys	Purchaser
All other closing costs, expenses, charges and fees	The party incurring the same

(e) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date, the following (collectively, the “Proration Items”): (i) to the extent not paid directly by Tenant under the Lease, real estate and personal property taxes and assessments (subject to the terms of Section 8(g) below) and any assessments by private covenant (and assessments for any property owners association) for the then-current calendar year of Closing; (ii) to the extent not paid directly by or billed directly to Tenant under the Lease, utility bills (except as hereinafter provided); (iii) Tenant Receivables (subject to the terms of Section 8(f) below) and other income and rents that have been collected by Seller as of Closing; and (iv) prepaid expenses and obligations under Property Agreements that are assigned to Purchaser at Closing. Seller will be charged and credited for the amount of all of the Proration Items relating to the period up to the Closing Date, and Purchaser will be charged and credited for all of the Proration Items relating to the period from and after the Closing Date. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available, using, as to ad valorem taxes, the most recent tax bills for the Property; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 8(e) will survive the Closing Date for one year.

(f) Rents and other income due from Tenant under the Lease and operating expenses and/or taxes payable by Tenant under the Lease (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(1) Tenant Receivables received from Tenant under the Lease after Closing shall be applied in the following order of priority: (A) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (B) second, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8(e) hereof (with Seller’s portion thereof to be delivered to Seller); and (C) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause Tenant to be evicted or to exercise any other “landlord” remedy (as set forth in the Lease) against Tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) Business Days after receipt thereof.

(2) Without limiting the generality of the requirements of Section 8(f)(1) above, to the extent not otherwise prorated by Seller and Purchaser at Closing, payments of operating expenses and/or taxes under the Lease shall be prorated upon collection after the final reconciliation or determination thereof under the Lease. If the final reconciliation or determination of operating expenses and/or taxes due under the Lease shows that a net amount is owed by Seller to Purchaser or by Purchaser to Seller, the party owing such amount shall pay such amount to the other party within ten (10) Business Days of such final determination under the Lease. For purposes of the foregoing proration, estimated payments of operating expenses and taxes made by Tenant during the respective periods of ownership of the Property by Seller and Purchaser shall be compared with the actual operating expenses and taxes incurred during or allocable to the respective periods of ownership of the Property by Seller and Purchaser (i.e., operating expenses and taxes and estimated payments thereof by Tenant shall be matched to the period when they were incurred or made and shall not be aggregated for the entire year). The provisions of this Section 8(f)(2) shall survive the Closing.

(g) Any additional real property taxes relating to the year of Closing or prior years arising out of a change in the use of the Land and Improvements or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such taxes, which indemnification obligation shall survive the Closing.

(h) All tenant security deposits collected and not applied by Seller under the Lease (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are credited or transferred to Purchaser.

(i) After the Closing, to the extent in the possession of Seller or Seller’s property manager, Seller shall deliver to Purchaser at the office of Seller’s property manager (Stream Dallas Office, L.P., 2200 Ross Avenue, Suite 5400, Dallas, Texas 75201): all keys for the Property with identification of the lock to which each such key relates, original license agreements, Property Agreements, and as-built plans and specifications of the Improvements.

(j) In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s fee simple title to the Land and the Improvements in the amount of the Purchase Price, subject only to the standard printed exceptions (including the survey exception unless such survey exception is modified as permitted by applicable title insurance rules and regulations based on a survey obtained by Purchaser that is acceptable to the Title Company) and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

(k) As used herein, the term “Leasing Costs” means all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce Tenant to enter into the Lease or Lease renewal, extension or expansion. To the extent not previously paid by Seller, Seller agrees to pay or discharge at or prior to Closing all Leasing Costs that are due with respect to the primary term of, and the initial space leased under, the Lease as in effect on the Effective Date, including, without limitation, the General TI Allowance (as defined the Lease), but excluding the Power Upgrade Allowance (as defined in the Lease) (“Seller’s Leasing Costs”). To the extent Seller’s Leasing Costs have not been paid as of the Closing Date, Seller shall provide Purchaser a credit at Closing equal to the amount of unpaid Seller’s Leasing Costs, and Purchaser shall assume all of Seller’s obligations to pay and discharge all such unpaid Seller’s Leasing Costs, which obligation shall survive the Closing. As of Closing Purchaser shall assume the obligation to pay the Power Upgrade Allowance and all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date. If, as of the Closing Date, Seller shall have paid any Leasing Costs for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. The obligations of Seller and Purchaser described in this Section 8(k) shall be contained in the Bill of Sale and Assignment. Notwithstanding any provision in this Agreement to the contrary, Seller shall pay and not be reimbursed by Purchaser for an amount not to exceed $75,000.00 required to be paid by Seller, as landlord under the Lease, for the Silver LEED Certification, and to the extent Seller has not made such payment, then Seller shall pay such amount to Purchaser at the Closing.

(l) It is a condition precedent to Purchaser’s obligation to proceed to close hereunder that, on or before the Closing Date, Seller shall have received and provided to Purchaser an estoppel Certificate executed by Tenant substantially in the form attached hereto as Exhibit F (except such certificate need only comply with the provisions of the Lease that specify the form or content of an estoppel to be delivered by Tenant thereunder) (the “Tenant Estoppel”) in accordance with and subject to the provisions of this Section 8(l). Seller agrees to use commercially reasonable efforts to obtain the Tenant Estoppel from Tenant, but Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates, and the failure of Seller to obtain the Tenant Estoppel shall not be a breach or default hereunder. Notwithstanding anything herein to the contrary, if Seller is unable to deliver the Tenant Estoppel on or before the Closing Date, then Purchaser’s sole remedies and recourses shall be limited to either (1) waiving the requirement for the Tenant Estoppel and proceeding to Closing without reduction of the Purchase Price or (2) terminating this Agreement by immediate notification to Seller, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. An estoppel from Tenant shall not constitute an acceptable Tenant Estoppel under this Section 8(l) if: (i) the terms of the Lease and other agreements confirmed by the estoppel are materially different from the terms in the Information; (ii) Tenant modifies any of the statements which discloses materially adverse matters and about which Purchaser had not received written notice prior to the expiration of the Inspection Period, or (iii) Tenant indicates any of the following which has not been previously disclosed to Purchaser in writing prior to the expiration of the Inspection Period: (A) that Seller is in material default pursuant to the Lease, (B) that Tenant has a material claim or material offset right for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing, or (C) that there is a material dispute. Additionally, if requested by Purchaser, Seller will deliver to Tenant Purchaser’s (or its lender’s) form of subordination, non-disturbance and attornment agreement (“SNDA”), which shall not be factually inaccurate or contain any manifest errors, provided that the failure of Tenant to execute and deliver such SNDA shall not constitute a condition to Closing or a breach or default by Seller hereunder or otherwise permit Purchaser to terminate this Agreement.

9. Conditions to Parties’ Obligation to Close.

(a) Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

(1) Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

(2) Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

(3) Actions, Suits, Etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement;

(4) Lease and Tenant Matters. As of the Closing Date, Tenant (i) shall not be in default under the Lease (beyond any applicable notice and grace period set forth therein) with respect to the payment of any rental thereunder or in respect of any other material term thereof, and (ii) shall not have filed for bankruptcy, be subject to an involuntary bankruptcy proceeding, been adjudicated bankrupt or admitted in writing its inability to pay its debts as they become due or have had a receiver appointed for any of its assets; and

(5) New Environmental Condition. No New Environmental Condition shall have occurred with respect to the Property. As used herein, a “New Environmental Condition” means a “recognized environmental condition” with respect to the Property that (i) first occurs after the end of the Inspection Period and prior to Closing, (ii) is not disclosed in any of the Property Documents or in any environmental site assessment or other report obtained by or for the benefit of Purchaser, and (iii) is not caused by Purchaser, its agents, employees, invitees, representatives, contractors, or subcontractors.

(b) Non-Satisfaction of Conditions. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, as its sole remedies (except as provided in the last sentence of this Section 9(b)), either: (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein) and if Purchaser terminates this Agreement under this Section 9(b), the Earnest Money shall be immediately returned to Purchaser, or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. Notwithstanding any provision of this Section 9(b) to the contrary, if the condition set forth in Section 9(a)(2) is not satisfied, or if a party is otherwise in default hereunder at or prior to Closing, the provisions of Section 11 of this Agreement shall govern the rights and remedies of the parties hereunder with respect to such default.

10. Operations Prior to Closing. From the Effective Date until the Closing Date, Seller shall: (a) maintain and operate the Property in substantially the same manner as Seller has heretofore done; (b) continue the Lease and all Property Agreements relative to the Property in full force and effect and, without Purchaser’s prior written consent not to be unreasonably withheld or delayed, neither cancel, amend, nor renew any of the same other than in the ordinary course of Seller’s business; (c) not commit or permit to be committed any physical waste to the Property; (d) not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed by Purchaser and which consent shall be deemed given by Purchaser if within five (5) days after Seller’s request Seller does not receive written notice from Purchaser disapproving such agreement, instrument or action with reasonable specificity as to the reason for such disapproval), enter into any lease or other agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property; (e) not remove any item of Tangible Personal Property from the Land or Improvements unless it is replaced with an item of at least equal value that is properly suited for its intended purpose; and (f) maintain all insurance policies or contracts relative to the Property in full force and effect as they exist on the Effective Date.

11. Remedies.

(a) If Seller fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Purchaser to perform hereunder or termination of this Agreement as provided herein, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), then Purchaser may, as its exclusive remedy therefor either: (1) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall return the Earnest Money to Purchaser, and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement or (2) enforce specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Notwithstanding the foregoing, in the event that specific performance is not a viable remedy as a result of Seller conveying the Property to a third party or mortgaging the Property in violation of the terms of this Agreement that Seller does not cause to be released at Closing, then Purchaser, as its sole remedy, shall be entitled to recover Purchaser’s Liquidated Damages (as defined below) as a result of Seller’s willful default of this Agreement by virtue of conveying the Property to a third party or mortgaging its interest in the Property if said mortgage is not satisfied at the Closing. Seller and Purchaser agree that Purchaser’s damages resulting from Seller conveying the Property to a third party or mortgaging the Property in violation of the terms of this Agreement that Seller does not cause to be released at Closing are difficult, if not impossible, to determine and Purchaser’s Liquidated Damages are a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. As used herein, “Purchaser’s Liquidated Damages” means the amount, if any, by which (i) the sales price received by Seller from the sale of the Property to such third party, or the loan proceeds received by Seller pursuant to such mortgage, as applicable, exceeds (ii) the Purchase Price. In no event shall Seller be liable for any consequential, punitive or special damages under this Agreement. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money under clause (1) of this Section 11(a) if Purchaser fails to file suit for specific performance or to recover Purchaser’s Liquidated Damages, as applicable, against Seller in a court having jurisdiction in the county and state in which the Property is located on or before sixty (60) days following the date upon which Closing was to have occurred.

(b) If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder or termination of this Agreement as provided herein, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), then Seller may, as its sole remedy, terminate this Agreement by notifying Purchaser thereof and recover the Earnest Money as liquidated damages and not as penalty, in which event the Title Company shall deliver the Earnest Money to Seller, whereupon neither Seller nor Purchaser shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

12. Destruction, Damage, or Taking Before Closing. If, before the Closing Date, all or any material part of the Property is destroyed or damaged, or becomes subject to condemnation or eminent domain proceedings, then Seller shall notify Purchaser thereof (a “Seller’s Notice”) as soon as reasonably possible after the occurrence of the casualty or taking. Purchaser shall deliver notice to Seller within five (5) Business Days after receipt of a Seller’s Notice of Purchaser’s election either to: (a) proceed with the Closing (subject to the other provisions of this Agreement), in which event Purchaser shall be entitled to all insurance proceeds (together with a credit for all applicable insurance deductibles) or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, and Seller shall assign to Purchaser at Closing Seller’s rights to such proceeds or awards; or (b) terminate this Agreement, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. If, within five (5) Business Days after Seller’s delivery of a Seller’s Notice, Seller does not receive written notice from Purchaser of Purchaser’s election pursuant to the preceding sentence, Purchaser shall be deemed to have elected to terminate this Agreement under this Section 12. If, before the Closing Date, less than a material part of the Land or Improvements is destroyed or damaged, or becomes subject to condemnation or eminent domain proceedings, then Seller shall notify Purchaser thereof, Purchaser shall have no right to terminate this Agreement, and in such case, the parties shall proceed with the Closing, but Purchaser shall be entitled to all insurance proceeds (together with a credit for all applicable insurance deductibles) or condemnation awards payable as a result of such damage or taking and Seller shall assign to Purchaser at Closing Seller’s rights to such proceeds or awards. For the purposes of this Section 12, damage or a taking shall be considered to be “material” (i) if the value of the portion of the Property damaged or taken exceeds $500,000.00, or, (ii) in the case of a taking, if the portion of the Property taken is such that it materially adversely affects the ability to use the remainder for the purposes for which it is presently used, or (iii) any such damage would otherwise permit Tenant to terminate the Lease under the terms thereof (unless such termination right is fully and irrevocably waived by Tenant with respect to the applicable damage in question).

13. Notices. All notices required or permitted hereunder must be in writing to and served upon the parties at the addresses set forth beneath their names at the beginning of this Agreement. Any such notice shall, unless otherwise provided herein, be given or served (i) by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (ii) by delivering the same in person to such party by a nationally-recognized, overnight delivery service (e.g., Federal Express); (iii) by facsimile copy transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 13, or (iv) by electronic mail addressed to the electronic mail address set forth above for the party to be notified with a confirmation copy delivered by another method permitted under this Section 13. Notice given in accordance herewith shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

14. Confidentiality. In addition to the confidentiality requirements of Section 3(c), Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall instruct their respective employees and representatives not to disclose, to any other person without the prior written consent of the other party, (a) the terms of this Agreement, (b) in the case of Purchaser only, any of the information in respect of the Property, including without limitation, the Lease, delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. The parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of this Agreement as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, or (iii) to the extent that such information is a matter of public record. In addition, notwithstanding the foregoing, in the event any such information is made publicly available in accordance with the terms of this Section 14, then such information may be used in any collateral sales material used in connection with a public offering of securities by the Purchaser and/or its Registered Company (as defined in Section 15); provided, that Seller makes no representation or warranty of any kind regarding such information and shall have no liability to Purchaser or any other party with respect to such information or the use thereof by Purchaser as just described.

15. SEC S-X 3-14 Audit. Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Purchase Agreement to, a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a

Registered Company or Purchaser’s assignee under the Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company may be required to make certain filings with the U.S. Securities and Exchange Commission (“SEC”) required under SEC Rule 3-05 and/or Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Property and/or the tenant of the Property. To assist the Registered Company with the preparation of the SEC Filings, subject to the conditions set forth below, Seller agrees to, and shall (at Purchaser’s expense), provide Purchaser and the Registered Company with financial information regarding the operation of the Property and/or the tenant of the Property for the years requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors (or the years or portions thereof that Seller has owned the Property, whichever is less). Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property and/or the tenant of the Property, including without limitation the Lease with Catholic Health Initiatives (“SEC Filing Information”). Notwithstanding anything herein to the contrary, SEC Filing Information (i) shall be limited to such information as may be in the possession of Seller or its property manager or accountants and in the format that Seller (or its property manager or accountants) have maintained such information (ii) shall not include any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (iii) shall relate only to the operation of the Property for the years in question and shall not include any information regarding the purchase, design, construction, development, or business concept/plan of the Property, or any financial matters relating to Seller’s partners or constituent entities or their affiliates. Seller shall deliver the SEC Filing Information reasonably requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Inspection Period, and Seller agrees to cooperate at Purchaser’s expense with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to Closing in form and substance requested by Purchaser’s or the Registered Company’s auditors and reasonably acceptable to Seller (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Agreement as Exhibit F; however, Purchaser’s and/or the Registered Company’s auditors may require reasonable additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller makes no representation or warranty regarding the SEC Filing Information other than as may be expressly set forth in this Agreement or in the SEC Filings Letter and shall have no liability to Purchaser or any other party regarding the SEC Filing Information. Seller’s obligations under this Section 15 shall survive the Closing and not be merged therein.

16. Covenant. The Seller consents to the disclosure of the SEC Filing Information (as defined in Section 15) and any amendments, modifications, extensions or renewals thereto in any SEC Filings by the Registered Company and any collateral material used in connection with a public offering of securities by the Purchaser and/or the Registered Company as provided in and subject the limitations and conditions set forth in Section 15.

17. Miscellaneous.

(a) Entireties. This Agreement contains the entire agreement of the parties pertaining to the Property.

(b) Modifications. This Agreement may only be modified by a written document signed by both parties.

(c) Commissions. Except for Stream Dallas Office, L.P., whose commission will be paid by Seller pursuant to a separate written agreement between Seller and such broker, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

(d) Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in Dallas, Texas.

(e) Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement only upon the following conditions: (1) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (2) Purchaser shall not be in default under this Agreement, (3) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (4) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten (10) days prior to Closing.

(f) Attorneys’ Fees. In the event of litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive any termination of this Agreement or the Closing as a surviving obligation.

(g) Arbitration. Any disputes arising under this Agreement shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA, the venue for which shall be Dallas, Texas. The arbitration shall be conducted by panel of arbitrators (“Arbitration Panel”), whose decision (and/or award) shall be final and binding on the parties and judgment on the decision (and/or award) may be entered by any court having jurisdiction thereof. The Arbitration Panel will be comprised of one arbitrator appointed by each of the parties, and a third arbitrator mutually selected by the first two arbitrators. In the event that the first two arbitrators fail to appoint the third arbitrator or a party fails to appoint an arbitrator, that arbitrator will be appointed by the AAA. The mutually selected arbitrator, who will be a qualified lawyer, will act as the Chairman of the Arbitration Panel.

(h) Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state in which the Property is located. Each of Seller and Purchaser consents to binding arbitration as provided in Section 17(g) for any dispute among them arising out of matters related to this Agreement or the Property. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Section Section 17(g). The waiver of this Section 17(h) will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.

(i) No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” Section of this Agreement.

(j) Multiple Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument.

(k) Time is of the Essence. Time is of the essence in this Agreement.

[SIGNATURE PAGES AND EXHIBITS FOLLOW]

SELLER’S

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT BETWEEN

3300 ESSEX, L.P., AS SELLER AND CARTER/VALIDUS OPERATING PARTNERSHIP, LP, AS PURCHASER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER: 3300 ESSEX, L.P., a Texas limited partnership

	By:	3300 Essex G.P., LLC, a Texas limited liability company, its general partner

Date executed:	By:	/s/ Robert W. Kennedy
	Name:	Robert W. Kennedy
April 28, 2011	Title:	Manager

PURCHASER’S

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT BETWEEN

3300 ESSEX, L.P., AS SELLER AND CARTER/VALIDUS OPERATING PARTNERSHIP, LP, AS PURCHASER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

PURCHASER: CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

Date executed:	By:	/s/ John E. Carter
	Name:	John E. Carter
April 28, 2011	Title:	CEO of General Partner

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of Title Company set forth herein and to acknowledge receipt of (a) fully-executed copy of this Agreement, and (b) the Initial Earnest Money.

Dated: April     , 2011.

REPUBLIC TITLE OF TEXAS, INC.

By:
Name:
Title:

EXHIBIT A

PROPERTY DESCRIPTION

Being Lot 8C, Block B, TECHNOLOGY BUSINESS CAMPUS ADDITION, an addition to the City of Richardson, Collin County, Texas, according to the plat thereof recorded in Volume 2010, Page 326, Map Records of Collin County, Texas.

A-1

EXHIBIT B

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF COLLIN	§

3300 ESSEX, L.P., a Texas limited partnership (“Grantor”), for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto                                         , a                                      (“Grantee”), whose address is                                         ,                                         , the tract or parcel of land in Collin County, Texas, described in Exhibit A, together with all rights, titles, and interests appurtenant thereto including, without limitation, Grantor’s interest, if any, in any and all adjacent streets, alleys, rights of way and any adjacent strips and gores (such land and interests are hereinafter collectively referred to as the “Property”).

This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to the matters described in Exhibit B attached hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property (hereinafter referred to collectively as the “Permitted Exceptions”).

Grantee acknowledges that Grantee has independently and personally inspected the Property. The Property is hereby conveyed to and accepted by Grantee in its present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.” Notwithstanding anything contained herein to the contrary, it is understood and agreed that Grantor and Grantor’s agents or employees have not made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (1) matters of title (other than Grantor’s warranty of title set forth herein); (2) environmental matters relating to the Property or any portion thereof; (3) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; (4) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (5) drainage; (6) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under shoring; (7) zoning to which the Property or any portion thereof may be subject; (8) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; (9) usages of adjoining property; (10) access to the Property or any portion thereof, (11) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; (12) the presence of Hazardous Materials (as defined in the purchase and sale agreement (the “Sale Agreement”) between Grantor and Grantee [or Grantee’s predecessor in interest] with respect to the Property) in or on, under or in the vicinity of the Property; (13) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; (14) the existence or non-existence of underground storage tanks; (15) any other matter affecting the stability or integrity of the Property; (16)

the potential for further development of the Property; (17) the existence of vested land use, zoning or building entitlements affecting the Property; (18) the merchantability of the Property or fitness of the Property for any particular purpose (Grantee affirming that Grantee has not relied on Grantor’s or Grantor’s agents’ or employees’ skill or judgment to select or furnish the Property for any particular purpose, and that Grantor makes no warranty that the Property is fit for any particular-purpose); or (19) tax consequences. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SALE AGREEMENT, GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO GRANTEE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. GRANTEE IS RELYING ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL PART OF THE CONSIDERATION FOR GRANTOR EXECUTING THIS SPECIAL WARRANTY DEED, AND SHALL SURVIVE CLOSING.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise, subject to the Permitted Exceptions.

EXECUTED as of _____________________, 2011.

3300 ESSEX, L.P., a Texas limited partnership
By:	3300 Essex G.P., LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on ______________, 2011, by ___________________, ___________________ of 3300 Essex G.P., LLC, a Texas limited liability company, on behalf of said limited liability company, acting in the capacity as the general partner of 3300 Essex, L.P., a Texas limited partnership, on behalf of said limited partnership.

Notary Public, State of Texas
My Commission Expires:

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Bill of Sale”) is made as of the _____ day of __________________, 2011, by and between 3300 ESSEX, L.P., a Texas limited partnership (“Assignor”), and _________________________, a _________________________ (“Assignee”).

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a) All right, title and interest of Assignor in and to all tangible personal property (the “Tangible Personal Property”) set forth in the inventory on Exhibit A hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Bexar, State of Texas, as more particularly described in Exhibit B hereto and made a part hereof (“Real Property”), but excluding (i) tangible personal property owned or leased by Assignor’s property manager, (ii) any Tenant Equipment (as defined in the Tenant Lease, as defined below), and (iii) any other personal property, installations, equipment or property installed or placed by, for or on behalf of the tenant under the Tenant Lease anywhere on the Real Property.

(b) All right, title and interest of Assignor in and to that certain Lease described on Exhibit C hereto and made a part hereof (the “Tenant Lease”), relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Lease and not credited or returned to the tenant thereunder, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Lease.

(c) To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit D hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

(d) To the extent assignable, all right, title and interest of Assignor in and to (i) all warranties and guaranties issued to Assignor in connection with the Real Property or Tangible Personal Property, (ii) all governmental licenses, permits, certificates of occupancy and governmental approvals that relate to the Real Property, (iii) all plans and specifications, surveys and engineering reports in Assignor’s possession that relate to the Real Property, (iv) all trade names and trademarks used in connection with the Real Property, including Assignor’s rights and interests, if any, in the name of the Real Property; and (v) and all of Assignor’s right, title and interest in all parking agreements, parking agreements, restrictive covenants, use restrictions or deed restrictions, property owners associations, development and zoning rights, and any declarant rights which are appurtenant to the Real Property (all of the items described in clauses (i)-(v) of this subsection 1(d) are collectively referred to as the “Intangible Personal Property”). Notwithstanding anything herein to the contrary, Tangible Personal Property and Intangible Personal Property shall not include (A) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Real Property, including, without limitation, budgets prepared by or on behalf of Assignor or any affiliate of Assignor, (B) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Assignor, or which are subject to a confidentiality agreement, and (C) any rights or goodwill related to the name “Stream,” “Stream Realty,” “Stream Realty Partners,” “Stream Data Centers” or any derivative or form thereof, or to any mark associated with or material that includes any such name or any derivative or form thereof.

2. This Bill of Sale is given pursuant to that certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of April __, 2011, between Assignor and Assignee (or Assignee’s predecessor in interest), providing for, among other things, the conveyance of the Tangible Personal Property, the Tenant Lease, the Contracts and the Intangible Personal Property.

3. As set forth in Section 5(f) of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE TEXAS UNIFORM COMMERCIAL CODE.

4. Assignee hereby accepts the assignment of the Tangible Personal Property, the Tenant Lease, the Contracts and the Intangible Personal Property and agrees to assume and discharge, in accordance with the terms thereof, (a) all of the obligations thereunder from and after the date hereof, including, without limitation, the obligations and duties of Assignor relating to any tenant deposits either assigned to Assignee or for which Assignee received a credit from Assignor pursuant to the Purchase Agreement, and (b) all of the lessor’s obligations under the Tenant Lease relating to the physical, environmental or legal compliance status of the Real Property, whether arising before or after the date hereof. Additionally, Assignee agrees to assume and discharge (i) all obligations of Assignor, as landlord under the Tenant Lease, to pay the Power Upgrade Allowance (as defined in the Tenant Lease) in accordance with the terms of the Tenant Lease [ADD if Purchaser receives credit for unpaid Seller’s Leasing Costs: and (ii) those leasing costs set forth on Exhibit E attached here and made a part hereof]. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations.

5. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Tenant Lease or the Contracts, to the extent accruing prior to the date hereof, excluding all of the lessor’s obligations under the Tenant Lease relating to the physical, environmental or legal compliance status of the Real Property (whether accruing before or after the date hereof).

6. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first above written.

ASSIGNOR:

3300 ESSEX, L.P., a Texas limited partnership

By: 3300 Essex G.P., LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit A         Tangible Personal Property

Exhibit B         Real Property

Exhibit C         Tenant Lease

Exhibit D         Contracts

EXHIBIT D

NOTICE TO TENANT

________________, 2011

Catholic Health Initiatives

11045 E. Lansing Circle

Englewood, Colorado 80112

Attention: Martin Alvarez

Catholic Health Initiatives

198 Inverness Drive West

Englewood, Colorado 80112

Attention: General Counsel

Gentlemen:

You are hereby notified that 3300 Essex, L.P., a Texas limited partnership (“Seller”), the current owner of 3300 Essex Drive, Richardson, Texas (the “Property”) and the current owner of the landlord’s interest in your lease in the Property, has sold the Property to [Purchaser] , a ________________ (“New Owner”), as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and your security deposit thereunder in the amount of $______ (the “Security Deposit”) to New Owner, and New Owner has assumed and agreed to perform all of the landlord’s obligations under your lease (including any obligations set forth in your lease or under applicable law to repay or account for the Security Deposit) from and after such date. New Owner acknowledges that New Owner has received and is responsible for the Security Deposit.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations thereunder or under applicable law to repay or account for the Security Deposit, shall be the binding obligation of New Owner and its successors and assigns. Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

D-1

Very truly yours,

SELLER:

3300 ESSEX, L.P., a Texas limited partnership
By:	3300 Essex G.P., LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

NEW OWNER:

, a

By:
Name:
Title:

D-2

EXHIBIT E

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform _______________________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by 3300 ESSEX, L.P., a Texas limited partnership (“Transferor”), the undersigned, in his capacity as ______ of 3300 Essex G.P., LLC, a Texas limited liability company, which is the general partner of Transferor, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is ___________; and

4. Transferor’s office address is 2200 Ross Avenue, Suite 5400, Dallas, Texas 75201.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of __________, 2011.

3300 ESSEX, L.P., a Texas limited partnership
By:	3300 Essex G.P., LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

E-1

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on ______________, 2011, by ___________________, ___________________ of 3300 Essex G.P., LLC, a Texas limited liability company, on behalf of said limited liability company, acting in the capacity as the general partner of 3300 Essex, L.P., a Texas limited partnership, on behalf of said limited partnership.

Notary Public, State of Texas
My Commission Expires:

E-2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between 3300 Essex, L.P., a Texas limited partnership, as Landlord, and the undersigned as Tenant, for the Premises located at 3300 Essex Drive, Richardson, Texas, and hereby certifies as follows:

1. The Lease consists of the original Data Center Lease dated as of January 12, 2011, between Tenant and Landlord and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on March 1, 2011, and the Term expires, excluding any renewal options, on February 28, 2021, and Tenant has no option to purchase all or any part of the Premises or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5. All monthly installments of Basic Rent have been paid when due through ______________. The current monthly installment of Basic Rent is $            .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

F-1

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as follows:

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of _______________________, 2011.

TENANT:	CATHOLIC HEALTH INITIATIVES, a Colorado non-profit corporation

By:
Name:
Title:

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EXHIBIT G

FORM OF SEC FILINGS LETTER

________________, 2011

[Name and address of auditors]

Ladies and Gentlemen:

We are providing this letter at your request in connection with your audit of the historical statement of certain revenues and certain expenses of the property located at 3300 Essex Drive, Richardson, Texas (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[ ] of the Property (such statement being herein sometimes called the “historical statement” or the “financial statements”) on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America [Confirm accounting method]. We confirm that we are responsible for the following during the period of our ownership of the Property:

a.	The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. [Confirm accounting method]

b.	The design and implementation of reasonable programs and controls to prevent and detect fraud.

We confirm, to our actual knowledge, the following representations made to you during your audit.

i.	The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. [Confirm accounting method]

ii.	We have made available to you (to the extent in our possession) all financial records and related data regarding the operation of the Property for the period covered by the financial statements.

iii.	We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

G-1

iv.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v.	There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi.	Related-party transactions with our affiliates have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii.	No events have occurred subsequent to December 31, 20[ ] that require consideration as adjustments to or disclosures in the financial statements.

All statements and representations herein are made by 3300 Essex, L.P., a Texas limited partnership, and not individually by any partner, member, manager or officer of said entity or any constituent entity thereof. As used herein, the terms “we” and “our” refer only to 3300 Essex, L.P. and not to any partner, member, manager or officer of said entity or any constituent entity thereof. The knowledge of 3300 Essex, L.P. is limited to knowledge during the period of ownership of the Property by 3300 Essex, L.P. and not with respect to any information obtained from the previous ownership.

3300 ESSEX, L.P., a Texas limited partnership
By:	3300 Essex G.P., LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

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